Exhibit 10.3

OPTION

PURCHASE CONTRACT

Between

BRIAD LODGING GROUP HARTFORD, L.L.C.

BRIAD LODGING GROUP ROCKY HILL, L.L.C.

BRIAD LODGING GROUP SOMERSET, L.L.C.,

BRIAD LODGING GROUP WALLINGFORD, L.L.C., and

BRIAD LODGING GROUP MT. OLIVE, L.L.C.

(COLLECTIVELY, “SELLER”)

AND

ORANGE HOSPITALITY, INC.

(“BUYER”)

AND

joined in by

BRIAD RESTAURANT GROUP, L.L.C.

(“BRG”)

DATED:                     , 2004

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8.8	Access to Financial Information	22
8.9	Bulk Sales	22
8.10	Indemnification	22
8.11	Survival of Covenants	25
ARTICLE IX CONDITIONS FOR CLOSING		25
9.1	Buyer's Conditions for Closing	25
9.2	Seller's Conditions for Closing	25
ARTICLE X CLOSING AND CONVEYANCE		26
10.1	Closing; Construction Completion	26
10.2	Seller's Deliveries	26
10.3	Buyer’s Deliveries	28
ARTICLE XI COSTS		28
11.1	Seller's Costs	28
11.2	Buyer's Costs	29
ARTICLE XII ADJUSTMENTS		29
12.1	Adjustments	29
12.2	Reconciliation and Final Payment	30
12.3	Employees	31
ARTICLE XIII CASUALTY AND CONDEMNATION		31
13.1	Risk of Loss; Notice	31
13.2	Buyer's Termination Right	31
13.3	Procedure for Closing	31
ARTICLE XIV DEFAULT REMEDIES		32
14.1	Buyer Default	32
14.2	Seller Default	32
14.3	Attorney's Fees	32
ARTICLE XV NOTICES		33
ARTICLE XVI MISCELLANEOUS		34
16.1	Performance	34
16.2	Binding Effect; Assignment	34
16.3	Entire Agreement	34
16.4	Governing Law	34
16.5	Captions	34
16.6	Confidentiality	34
16.7	Closing Documents	34
16.8	Counterparts	34
16.9	Severability	35
16.10	Interpretation	35
16.11	Business Day	35
16.12	Further Acts	35
16.13	Like-Kind Exchange	35
ARTICLE XVII JOINDER BY BRG		37

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SCHEDULES:

Schedule 1	Description of Hotels
Schedule 2	Description of License Agreements and Management Agreements

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	[Intentionally Deleted]
Exhibit C	Escrow Agreement
Exhibit D	[Intentionally Deleted]
Exhibit E	Consents and Approvals
Exhibit F	Environmental Reports
Exhibit G	Form of Deed
Exhibit H	Form of Bill of Sale

iii

OPTION PURCHASE CONTRACT

This OPTION PURCHASE CONTRACT (this “Contract”) is made and entered into as of the              day of             , 2004, by and between BRIAD LODGING GROUP HARTFORD, L.L.C., a New Jersey limited liability company (“Hartford L.L.C.)”, BRIAD LODGING GROUP ROCKY HILL, L.L.C., a New Jersey limited liability company (“Rocky Hill L.L.C.”), BRIAD LODGING GROUP WALLINGFORD, L.L.C., a New Jersey limited liability company (“Wallingford LLC”), BRIAD LODGING GROUP SOMERSET, L.L.C., a New Jersey limited liability company (“Somerset LLC”), BRIAD LODGING GROUP MT. OLIVE, L.L.C., a New Jersey limited liability company (“Mt. Olive LLC and, collectively with Hartford LLC, Rocky Hill, LLC, Wallingford LLC and Somerset LLC, “Seller”), with its principal office at 30A Vreeland Road, Florham Park, New Jersey 07932, and ORANGE HOSPITALITY, INC., a Maryland corporation, having an office C/O Coqui Capital Partners, L.P. at 1775 Broadway, Suite 604, New York, NY 10019, or its assigns (“Buyer”) and joined in by BRIAD RESTAURANT GROUP, L.L.C., a New Jersey limited liability company (“BRG”) with its principal office at 30A Vreeland Rd., Florham Park, New Jersey 07932.

RECITALS

A. Wallingford LLC is the fee simple owner of a property located in Wallingford, Connecticut more specifically identified on Schedule A-1 attached hereto and incorporated herein by reference, to be developed as a Homewood Suites by Hilton (the “Wallingford Hotel”); Somerset LLC is the fee simple owner of a property located in Franklin, New Jersey more specifically identified on Schedule A-2, to be developed as a Homewood Suites by Hilton (the “Somerset Hotel”); and Mt. Olive LLC is the fee simple owner of a hotel property located in Mt. Olive, New Jersey more specifically identified on Schedule A-3, to be developed as a Residence Inn by Marriott (the “Mt. Olive Hotel”); Hartford L.L.C. is the fee simple owner of a hotel property located in Hartford, Connecticut more specifically identified on Schedule A-4 to be developed as a Marriott Courtyard (“the Hartford Hotel”); and Rocky Hill L.L.C. is the fee simple owner of a property located in Rocky Hill, New Jersey more specifically identified on Schedule A-5, to be developed as a Marriott Residence Inn (the “Rocky Hill Hotel”).

B. Buyer is desirous of receiving an option to purchase such hotel properties from Seller, and Seller is desirous of offering the option to purchase such hotel properties to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Property” shall mean, collectively, all of the following with respect to the Hartford Hotel, the Rocky Hill Hotel, the Wallingford Hotel, the Somerset Hotel and the Mt. Olive Hotel, (collectively the “Hotels”), all as hereinafter defined in this Article I: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Construction Contracts, Plans and Specs, Tradenames and Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing. “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to any or all of the Hotels. “Personal Property” shall mean all Property with respect to any or all of the Hotels, other than the Real Property. “Hartford Property” shall mean all of the Property constituting, associated with or related to the Hartford Hotel; “Rocky Hill Property” shall mean all of the Property constituting, associated with or related to the Rocky Hill Hotel; “Wallingford Property” shall mean all of the Property constituting, associated with or related to the Wallingford Hotel; “Somerset Property” shall mean all of the Property constituting, associated with or related to the Somerset Hotel; and “Mt. Olive Property” shall mean all of the Property constituting, associated with or related to the Mt. Olive Hotel. “Hotel Property” shall mean, individually, the Hartford Property, the Rocky Hill Property, the Wallingford Property, the Somerset Property or the Mt. Olive Property.

1.2 “Land” shall mean the land described in Exhibit A, which is attached hereto and incorporated herein by reference.

1.3 “Improvements” shall mean all buildings, structures, fixtures (to the extent constituting real property under applicable law), parking areas and other improvements on the Land.

1.4 “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, development rights and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

1.5 “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property owned by guests of the Hotels or leased by Seller pursuant to a FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, sport courts and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

1.6 “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, sport courts, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

1.7 “Leases” (collectively and individually, a “Lease”) shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land by third parties, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

1.8 “Deposits” shall mean all prepaid rents, deposits and reserves, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements and FF&E and other reserve accounts (if any); provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to an Hotel Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to such Hotel Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Hotel Property.

1.9 “Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by Licensor [as hereinafter defined]), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotels), market studies prepared in connection with Seller’s annual plans or otherwise, keys, and other materials, information, data, legal or other documents or records of any kind owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain, that are used in or relating to the development, construction, ownership and/or use and operation of the Hotels, including the Land, the Improvements or the FF&E, but excluding Seller’s tax returns and internally generated records related to the membership and structure of each entity constituting Seller.

1.10 “Property” shall include any and all of the following that relate to or affect in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records:

(a) Contracts or agreements, such as maintenance, supply, service or utility contracts (collectively, the “Service Contracts”);

(b) Warranties, guaranties, indemnities and claims for the benefit of Seller, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotels, and all indemnities, bonds and claims of Seller related thereto (collectively, the “Warranties”);

(c) Permits, licenses, franchises, Utility Reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotels, including, without limitation, all licenses, approvals and rights necessary to the Hartford Hotel as a Marriott Courtyard, the Mt. Olive Hotel and Rocky Hill Hotel as Residence Inns® by Marriott and the Wallingford Hotel and Somerset Hotel as Homewood Suites by Hilton (collectively, the “Licenses”);

(d) Telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (collectively, the “Tradenames”) (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract), provided that all such license agreements and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer pursuant to the immediately preceding subsection (c));

(e) Construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports (collectively, the “Construction Contracts, Plans and Specs”); and

(f) Leases of any FF&E and other contracts permitting the use by Seller of any FF&E, but only to the extent assumed by Buyer (collectively, the “FF&E Leases”).

1.11 “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense. Utility deposits, if any, are to be retained by Seller, or Buyer shall give Seller a credit therefore at Closing.

All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, c conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions (as hereinafter defined).

ARTICLE II

OPTION PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;DEPOSIT;

INDEPENDENT CONSIDERATION

2.1 Option. Seller hereby grants to Buyer or its assigns an option to purchase or allow its assigns to purchase from Seller, one or more of the Hotel Properties, in consideration of the applicable Purchase Price(s) and upon the terms and conditions hereof (the “Option”).

2.2 Exercise of Option. The Option shall expire with respect to any Hotel Property unless Buyer shall exercise the Option with respect to such Hotel Property (by sending Seller a written notice of Buyer’s election to purchase such Hotel Property) on or before the Outside Exercise Date for such Hotel Property. With respect to any Hotel Property, the “Outside Exercise Date” shall be the later of (a) March 31, 2005 and (b) the date that shall be 10 days after Seller shall have delivered to Buyer a written notice (a “Completion Notice”) that Seller expects to achieve Final Completion of the applicable Hotel within 30 days after the date of such Completion Notice. Upon the expiration of the Option with respect to any Hotel Property as provided in the first sentence of this Section 2.2, the Option shall also simultaneously expire with respect to any other Hotel Property (ies) that shall not theretofore have been purchased by Buyer, expect for any Hotel Property with respect to which Seller shall theretofore have delivered a Completion Notice and Seller shall theretofore have timely exercised the Option.

2.3 Purchase Price. For each Hotel Property that Buyer elects to purchase as provided in this Option Contract, Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of such Hotel Property, subject to the adjustments provided for in this Contract, the purchase price for such Hotel Property that is listed on Schedule 1 (the “Purchase Price”) for an aggregate Purchase Price for all five (5) Hotels of Sixty-Six Million ($66,000,000) Dollars.

2.4 Allocation. Buyer and Seller shall attempt to agree in consultation with the Buyer’s accountants, within thirty (30) days prior to the Closing of each Hotel Property, on an allocation of the Purchase Price between the Real Property and Personal Property related to such Hotel Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they desire, subject to and in accordance with applicable laws.

2.5 Payment. The Purchase Price of each Hotel Property, less the pro-rata portion of the Deposit and interest earned thereon that shall be applied against the Purchase Price as provided Section 2.6 below, shall be paid to Seller by Buyer, in cash, by bank check or by wire transfer, at the Closing of such Hotel Property.

2.6 Deposit

(a) On the date on which Buyer successfully receives at least Twenty Million Dollars ($20,000,000) of proceeds from the sale to the public of shares in Buyer (the “REIT Closing Date”), Buyer shall deposit $250,000 per Hotel Property (the “Deposit”) with a mutually satisfactory escrow agent (the “Escrow Agent”). The Option shall automatically expire, and this Contract shall automatically terminate (whereupon neither Seller nor Buyer shall have any further obligation to the other hereunder), if (i) the REIT Effective Date shall not occur by March 31, 2005, or (ii) Buyer shall fail to deposit the Deposit with the Escrow Agent on the REIT Closing Date and such failure shall continue for two business days after Buyer receives notice of such failure from Seller.

(b) The Deposit shall be held by Escrow Agent subject to the terms and conditions of an escrow agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”), and shall be paid or applied as provided in this Option Contract. The Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is 20-1099028. The Federal Tax Identification Number for each entity constituting Seller is set forth in Schedule 1.

(c) At the Closing for any Hotel Property, the portion of the Deposit allocable to such Hotel Property, together with the interest earned thereon, shall be paid to Seller and credited against the Purchase Price for such Hotel Property. If this Option Contract shall terminate with respect to any Hotel Property prior to the Closing for such Hotel Property, the portion of the Deposit allocable to such Hotel Property, together with the interest earned on such portion of the Deposit, shall be paid to the Seller, except as otherwise provided in paragraph (d) of this Section 2.6 or in Section 13.2 or Section 14.2 hereof.

(d) Notwithstanding any other provision of this Agreement, Buyer shall be entitled to terminate this Contract with respect to any Hotel Property as to which Seller shall not have sent a Completion Notice by July 31, 2005, and in such event Buyer shall be entitled to receive the portion of the Deposit that shall be allocable to such Hotel Property, together with the interest earned on such portion of the Deposit.

ARTICLE III

OPTION REVIEW PERIOD

3.1 Option Review Period. Buyer shall have a period through the REIT Closing Date to evaluate the legal, title, survey, physical condition, environmental, economic, permit status, franchise status, financial and other documents and information related to each of the Hotel Properties. Within ten (10) business days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at Seller’s business office) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof owned by Seller, in the possession of Seller or obtainable by Seller on a best efforts basis:

(a) Budgets for each of the Hotels, (the “Financial Statements”);

(b) All real estate and personal property tax statements with respect to each of the Hotels and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(c) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotels and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Construction Contracts, Plans and Specs relating to or affecting the Hotels. If any Hotel is purchased by Buyer, all such documents and information relating to such Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefore;

(d) All FF&E Leases, Service Contracts, Leases and, if applicable, a schedule of such Leases of space in each of the Hotels, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(e) All notices received from governmental authorities in connection with each of the Hotels for the current year and all prior years.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, ownership, operation, use, occupancy, construction or leasing of the Hotels. At any time during the Option Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) this Option Contract shall be terminated automatically, (ii) all materials supplied by the Seller to the Buyer shall be returned promptly to the Seller, and (iii) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below; provided, however, that if Purchaser determines that it does not wish to proceed with the acquisition of any particular Hotel Property because of the material breach of Seller’s representations and warranties hereunder with respect to such Hotel Property (as to which Buyer shall have given Seller timely notice and which Seller shall be unwilling or unable to cure by July 31, 2005), then, notwithstanding Section 2.2 hereof, Purchaser may by written notice to Seller terminate the Option and this Option Contract with respect to such Hotel Property without thereby terminating the Option or this Option Contract with respect to the other Hotel Properties.

3.2 Continuing Examination. At any time prior to the Closing of each Hotel Property, Buyer and/or its representatives and agents shall have the right to enter upon each Hotel Property at all reasonable times upon reasonable notice to Seller for the purposes of conducting such surveys, appraisals, inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance or concurrent notice to Seller (the “Continuing Examination”).

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Option Review Period or Continuing Examination and, if closing does not occur, shall repair or restore any portion of the Property damaged by the conduct of Buyer, its agents, contractors or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not unreasonably interfere with Seller’s operation of the Property, nor with the rights of any guests at the Property.

3.4 Seller Exhibits. Seller agrees to provide complete copies of Exhibits E and F for review by Buyer not later than thirty (30) days after the date of this Option Contract. Buyer shall have until thirty (30) days after delivery of the Exhibits to review and approve the information on all such Exhibits. In the event Buyer does not reasonably approve of any item in Exhibit F based on the information contained therein, Buyer shall be entitled to terminate this Option Contract as to the affected Hotel only without terminating the remainder of this Option Contract, or terminate this Option Contract in its entirety, or waive its right to object by notice to Seller.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Within twenty (20) days after execution of this Option Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent surveys of the Real Property (collectively, the “Seller’s Existing Surveys”). Upon final completion of each Hotel, Seller will deliver to Buyer an updated as-built survey of the Real Property relating thereto (“Seller’s Updated Survey”). In the event that additional surveys or new surveys or certifications are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within twenty (20) days after execution of this Option Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of Seller’s existing title insurance policies, including copies of all documents referred to therein, for the Real Property (“Seller’s Title Documents”). Upon exercising the Option with respect to any Hotel Property, Buyer will order a title commitment as to the Real Property and Personal Property relating thereto (“Buyer’s Title Commitment”).

4.3 Survey or Title Objections. If upon Buyer’s review of Seller’s Title Documents and/or Seller’s Existing Surveys, Buyer discovers any title or survey matter that is not a Permitted Exception (a “defect”), Buyer may provide Seller with written notice of its objection to such defect at least by the end of the Option Review Period. If Buyer fails to so object in writing to any matter set forth in Seller’s Existing Surveys or Seller’s Title Documents, it shall be conclusively assumed that Buyer has approved such matter. If Buyer identifies any defect by written notice to Seller on or before the expiration of the Option Review Period, Seller shall elect either to cure or not to cure such defect, by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such defect, Seller shall be given until the Closing Date to cure such matter. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect affecting any Hotel Property arises after the date of the applicable Buyer’s Title Commitment, but prior to the applicable Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive Buyer’s objection to such defect and proceed to Closing on the affected Hotel Property, or (ii) to terminate this Option Contract in its entirety or, at Buyer’s election, as to the affected Hotel Property. For purposes of this Contract, “Permitted Exceptions” shall mean encumbrances of record that do not render title unmarketable, will not materially impede the use of the applicable Hotel Property for its intended purpose, do not impose material monetary obligations on the owner of the applicable Hotel Property (other than obligations that Buyer would otherwise expect to incur in the ordinary course of operating the applicable Hotel) and do not create any material risk of forfeiture; provided, however, that in no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering any Hotel Property or any portion thereof (“Seller Liens”), and all Seller Liens shall be paid in full by Seller and released at Closing on the affected Hotel Property.

ARTICLE V

FRANCHISE

5.1 Franchise Agreements. (A) Seller has entered into a license agreement with Marriott International (“Marriott”), more particularly described on Schedule 2 for the Mt. Olive Property (the “Mt. Olive License Agreement”), Seller acknowledges that it is a condition to Buyer’s obligations under this Option Contract that Buyer shall have entered into a satisfactory license agreement with Marriott. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Marriott’s written consent to the assignment to Buyer of the Mt. Olive License Agreement, or the issuance of a new franchise agreement between Marriott and Buyer. Buyer shall be responsible for all costs related to such transfer and amendment or new license agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, Seller shall be responsible for all costs to complete the improvements set forth in any product improvement plan for the Hotel, or otherwise as may be required by Marriott. Notwithstanding the foregoing, any and all fees payable under any Mt. Olive License Agreement and attributable to any period prior to Closing shall be the sole responsibility of Seller, and Seller shall be responsible for any termination fee attributable to the termination, if applicable, of Seller’s license agreement. Seller agrees to immediately provide all information required by Marriott in connection with such transfer and amendment or new license agreement, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment or new license agreement. Buyer shall diligently and in good faith negotiate with Marriott for the transfer and amendment of the Mt. Olive License Agreement or for new license agreements, as applicable, on terms reasonably similar to the terms of Buyer’s existing license agreements with Marriott, if any, applicable to other hotels owned by Buyer and under license from Marriott.

(B) Seller has entered into a license agreement with Marriott, more particularly described on Schedule 2 for the Rocky Hill Property (the “Rocky Hill License Agreement”), Seller acknowledges that it is a condition to Buyer’s obligations under this Option Contract that Buyer shall have entered into a satisfactory license agreement with Marriott. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Marriott’s written consent to the assignment to Buyer of the Rocky Hill License Agreement, with such amendments as may be required by Buyer, or the issuance of a new franchise agreement between Marriott and Buyer. Buyer shall be responsible for all costs related to such transfer and amendment or new license agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, Seller shall be responsible for all costs to complete the improvements set forth in any product improvement plan for the Hotel, or otherwise as may be required by Marriott. Notwithstanding the foregoing, any and all fees payable under any Rocky Hill License Agreement and attributable to any period prior to Closing shall be the sole responsibility of Seller, and Seller shall be responsible for any termination fee attributable to the termination, if applicable, of Seller’s license agreement. Seller agrees to immediately provide all information required by Marriott in connection with such transfer and amendment or new license agreement, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment or new license agreement. Buyer shall diligently and in good faith negotiate with Marriott for the transfer and amendment of the Rocky Hill License Agreement or for new license agreements, as applicable, on terms reasonably similar to the terms of Buyer’s existing license agreements with Marriott, if any, applicable to other hotels owned by Buyer and under license from Marriott.

(C) Seller has entered into a license agreement with Hilton Hotels (“Hilton”), more particularly described on Schedule 2 for the Wallingford Property (the “Walllingford License Agreement”), Seller acknowledges that it is a condition to Buyer’s obligations under this Option Contract that Buyer shall have entered into a satisfactory license agreement with Hilton. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Hilton’s written consent to the assignment to Buyer of the License Agreement, with such amendments as may be required by Buyer, or the issuance of a new franchise agreement between Hilton and Buyer. Buyer shall be responsible for all costs related to such transfer and amendment or new license agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, Seller shall be responsible for all costs to complete the improvements set forth in any product improvement plan for the Hotels, or otherwise as may be required by Hilton. Notwithstanding the foregoing, any and all fees payable under any Wallingford License Agreement and attributable to any period prior to Closing shall be the sole responsibility of Seller, and Seller shall be responsible for any termination fee attributable to the termination, if applicable, of Seller’s license agreement. Seller agrees to immediately provide all information required by Hilton in connection with such transfer and amendment or new license agreement, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment or new license agreement. Buyer shall diligently and in good faith negotiate with Hilton for the transfer and amendment of the License Agreement or for new license agreements, as applicable, on terms reasonably similar to the terms of Buyer’s existing license agreements with Hilton, if any, applicable to other hotels owned by Buyer and under license from Hilton.

(D) Seller has entered into a license agreement with Marriott, more particularly described on Schedule 2 for the Hartford Property (the “Hartford License Agreement”), Seller acknowledges that it is a condition to Buyer’s obligations under this Option Contract that Buyer shall have entered into a satisfactory license agreement with Marriott. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Marriott’s written consent to the assignment to Buyer of the Hartford License Agreement, with such amendments as may be required by Buyer, or the issuance of a new franchise agreement between Marriott and Buyer. Buyer shall be responsible for all costs related to such transfer and amendment or new license agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, Seller shall be responsible for all costs to complete the improvements set forth in any product improvement plan for the Hotels or otherwise as may be required by Marriott. Notwithstanding the foregoing, any and all fees payable under any Hartford License Agreement and attributable to any period prior to Closing shall be the sole responsibility of Seller, and Seller shall be responsible for any termination fee attributable to the termination, if applicable, of Seller’s license agreement. Seller agrees to immediately provide all information required by Marriott in connection with such transfer and amendment or new license agreement, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment or new license agreement. Buyer shall diligently and in good faith negotiate with Marriott for the transfer and amendment of the Hartford License Agreement or for new license agreements, as applicable, on terms reasonably similar to the terms of Buyer’s existing license agreements with Marriott, if any, applicable to other hotels owned by Buyer and under license from Marriott.

(E) Seller has entered into an agreement with Hilton, more particularly described on Schedule 2 for the Somerset Property (the “Somerset License Agreement”), Seller acknowledges that it is a condition to Buyer’s obligations under this Option Contract that Buyer shall have entered into a satisfactory license agreement with Hilton. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain Hilton’s written consent to the assignment to Buyer of the Somerset License Agreement, with such amendments as may be required by Buyer, or the issuance of a new franchise agreement between Hilton and Buyer. Buyer shall be responsible for all costs related to such transfer and amendment or new license agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, Seller shall be responsible for all costs to complete the improvements set forth in any product improvement plan for the Hotel, or otherwise as may be required by Hilton. Notwithstanding the foregoing, any and all fees payable under any Somerset License Agreement and attributable to any period prior to Closing shall be the sole responsibility of Seller, and Seller shall be responsible for any termination fee attributable to the termination, if applicable, of Seller’s license agreement. Seller agrees to immediately provide all information required by Hilton in connection with such transfer and amendment or new license agreement, and Seller and Buyer shall diligently pursue obtaining such transfer and amendment or new license agreement. Buyer shall diligently and in good faith negotiate with Hilton for the transfer and amendment of the Somerset License Agreement or for new license agreements, as applicable, on terms reasonably similar to the terms of Buyer’s existing license agreements with Hilton, if any, applicable to other hotels owned by Buyer and under license from Hilton.

(F) Collectively, the Mt. Olive License Agreement, the Rocky Hill License Agreement, the Wallingford License Agreement, the Hartford License Agreement and Somerset License Agreements shall be referred to as the “License Agreements”.

ARTICLE VI

COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Each entity constituting Seller hereby jointly and severally represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Each of Hartford LLC, Rocky Hill LLC, and Wallingford LLC is a New Jersey limited liability company duly formed, validly existing and in good standing in the State of New Jersey and authorized to do business and in good standing in the State of Connecticut. Each of Somerset LLC and Mt. Olive LLC is a limited liability company duly formed, validly existing and in good standing in the State of New Jersey. Each entity constituting Seller has obtained all necessary consents to enter into and perform this Option Contract and is fully authorized to enter into and perform this Option Contract and to complete the transactions contemplated by this Option Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by each entity constituting Seller of this Option Contract, and this Option Contract is hereby binding and enforceable against each entity constituting Seller. Neither the execution nor the performance of, or compliance with, this Option Contract by any entity constituting Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Property.

(b) FIRPTA. No entity constituting Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. No entity constituting Seller, nor any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. As of the date of this Contract, there are no FF&E Leases, Service Contracts or Leases relating to the operation and business of each Hotel. As of the Closing of any Hotel, there will be no such agreements in effect and relating to such Hotel, except as permitted by Section 8.2(f) hereof. Seller has delivered to Buyer true and complete copies of the License Agreements, as described in Schedule 2 attached hereto, the License Agreements are unmodified and in full force and effect, and Seller has not defaulted with respect to any of its obligations thereunder. Except for any of the License Agreements that are non-transferable, the assets constituting each “Hotel Property” to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotels.

(e) Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against any entity constituting Seller or related to the business or assets of any of the Hotels, (ii) any special assessments or extraordinary taxes, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or anti-discrimination laws or executive orders affecting any Hotel, or other pending, actual or, to the best of Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect any Hotel or might become a lien on any Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, to the best of Seller’s knowledge, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to or from the Real Property, except as disclosed in the reports set forth on Exhibit F to be attached hereto in accordance with Section 3.4 hereof, (ii) no portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Real Property in strict accordance with applicable Environmental Requirements (as hereinafter defined) and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, and (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Real Property or any portion thereof is pending or threatened. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous

Materials (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released at Closing, as of the date hereof Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. The Somerset Property will be subject to an unrecorded parking easement for the benefit of the owner of the adjacent property which will be recorded upon completion of the Somerset Hotel. Such easement shall be deemed to be a Permitted Encumbance. Except for any FF&E subject to FF&E Leases, Seller will have good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which Seller has received notice or which are otherwise known to Seller related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently sufficient and available to service each Hotel and all installation, connection or “tap-on” and usage fees have been paid or will be paid prior to Closing of each Hotel.

(i) Licenses, Permits and Approvals. The Property will comply at the Closing with applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and will comply with at Closing, the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Except as provided in (j) below, Seller has received all licenses, permits and approvals required or needed for the construction of each Hotel and will by Closing have received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of each Hotel, and each license and permit, including without limitation each of the License Agreements, shall be in full force and effect. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of each Hotel requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit E.

(j) Licenses Pending. Seller has received all permits and approvals necessary to develop the Hartford Hotel, Somerset Hotel and Mt. Olive Hotel. Seller has received all permits and approvals necessary to develop and construct the Rocky Hill Hotel and Walllingford Hotel. In the event that Seller is unable to obtain any permit necessary to construct any of the Hotels whatsoever, such that the Property can not be developed as a Hotel, the Hotel Property will be deleted from this Option Contract and will no longer be a part of this Option Contract.

(k) Employees. There are no (i) unions organized at any Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or, to Seller’s knowledge, threatened with respect to any of the employees at any Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or any Hotel is bound with respect to any employees employed at any Hotel. Seller will not hire any employees to work at the Hotels and all employees will be hired by the Manager.

(l) Construction.

(i) Each of the Hotels will be constructed in a good and workmanlike manner without encroachments and in accordance with the Construction Contracts, Plans and Specs, and prior to the Closing for any Hotel, Seller will obtain a Certificate of Occupancy sufficient to allow the opening of such Hotel for business to the public. Seller shall see that each Hotel is Finally Completed (as contemplated below) and open or ready in all respects to open for business as a Residence Inn in Mt. Olive and Rocky Hill, a Hilton Homewood Suites in Wallingford and Somerset, and a Courtyard by Marriott in Hartford. All construction and the contemplated use and occupancy of each Hotel with the number of rooms for each Hotel specified on Schedule 1 shall be in conformity with all building permits and in conformity with all applicable health, safety and similar laws, rules, regulations, ordinances and codes. Each of the Hotels shall be deemed “Finally Completed,” upon delivery by Seller to Buyer prior to the Closing of a Hotel “Evidence of Final Completion” for such Hotel reasonably satisfactory to Buyer, together with evidence reasonably satisfactory to Buyer of compliance of each of the Hotels with all zoning, subdivision and platting laws, rules, regulations, ordinances and codes (collectively, “Land Use Compliance”). “Evidence of Final Completion” of any Hotel shall mean: (a) Buyer shall have received satisfactory certificates of final completion from the architect(s) and/or engineer(s) and the general contractor(s) for such Hotel; and (b) Buyer shall have received satisfactory evidence that (i) all final and unconditional consents, approvals, licenses, certificates of occupancy (“C/O’s”) and operating permits necessary or appropriate for such Hotel to open for business to the public and operate as a Residence Inn® in Mt. Olive and Rocky Hill, Homewood Suites in Wallingford and Somerset, on Courtyard in Hartford have been issued by and obtained from all applicable governmental and regulatory authorities; (ii) such Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate as a Residence Inn® in Mt. Olive and Rocky Hill, a Hilton Homewood Suites in Wallingford and Somerset, or Courtyard by Marriott in Lebanon; (iii) all contractors, subcontractors, suppliers, mechanics, material man and other persons or entities providing labor or materials for the construction and development of such Hotel shall have been paid but for punch list items, as evidenced by unconditional releases of liens reasonably satisfactory to Buyer and the Title Company; and (iv) all of the conditions set forth in the License Agreement for such Hotel have been satisfied and such License Agreement is in full force and effect.

(ii) All Personal Property:

(x) shall be owned by Seller prior to the Closing and conveyed to Buyer at the Closing free from liens, encumbrances, security interests and the claims of any lessors or other parties whatsoever (other than any FF&E subject to FF&E Leases); and

(y) will be new as of the opening date of each Hotel and in good condition and operating order.

(iii) All necessary easements for ingress and egress, drainage, signage and utilities serving each Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the applicable Hotel Property.

(iv) All drawings, plans and specifications for the Improvements have been or will be prepared in accordance with good architectural practice and engineering and in accordance with applicable laws, rules, regulations, ordinances and codes. The Construction

Contracts, Plans and Specs for each Hotel provided to Buyer are the same contracts, drawings, plans and specifications approved by the applicable governmental authorities having jurisdiction over such Hotel and all required approvals thereof have been or will be obtained from such authorities and from all third parties.

(v) Seller shall indemnify and hold Buyer harmless from all costs, expenses, claims, liens and liability arising out of or related to all construction of the Improvements and acquisition and installation of the FF&E and supplies furnished, performed or completed prior to the Closing Date. In the event of the filing of a mechanic’s or material men’s lien against any portion of any Hotel Property, Seller shall cause the same to be released at least ten (10) days prior to Closing on the affected Hotel Property.

(vi) Seller warrants (x) that all materials and equipment furnished with respect to the Improvements, FF&E and Supplies will be new as of the opening date of each Hotel and in the quantities required by the Franchisor and Manager of each Hotel, (y) that all Improvements, FF&E and Supplies shall be of good quality and, free from faults and defects and consistent with the standards set forth in the respective License Agreements, and (z) that at Closing, title to all Improvements, FF&E and Personal Property will vest in Buyer, free and clear of all liens, claims, security interests or encumbrances except for Permitted Exceptions and any applicable FF&E Leases.

(vii) In addition to, but not in limitation of, other warranties set forth herein or in any Warranties, Construction Contracts, Plans and Specs, if, within one (1) year after the date of Closing of each Hotel, any of the construction (whether materials or workmanship) is found to be defective or not in accordance with the approved Construction Contracts, Plans and Specs or the Licenses in any material respect, upon notice from Buyer, Seller shall, at its sole cost and expense, promptly cause any such defect or nonconforming work to be corrected. As to FF&E and other Personal Property, Seller warrants the same to be free from defects for a period of one (1) year from the date of Closing of each Hotel.

As used herein, “Seller’s knowledge” or “known to Seller” or similar statements include, without limitation, reasonable inquiry by Seller of Brad Honigfeld.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the State of Maryland. Buyer has received or will have received by the REIT Closing Date on                          all necessary consents of the Board of Directors of Buyer that Buyer is fully authorized to complete the transactions contemplated by Option Contract, if it so elects. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Option Contract. Seller understands that Buyer will not be able to exercise the Option on any of the Properties unless until the REIT Closing occurs.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties set forth in this Contract are true, correct and complete as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof) shall be true, correct and complete as of the Closing Date. All of the representations and warranties made herein shall survive Closing on each Hotel Property for a period of twelve (12) months and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. Seller shall, from and after the date hereof through the Closing on each Hotel Property:

(a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting any Hotel or Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on each Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to each Hotel;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception and sales of food and beverages in the ordinary course of business) on, the Property or any portion thereof;

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of any Hotel to expire, be canceled or otherwise terminated; and.

(f) Not enter into or modify any FF&E Leases, Service Contracts, Leases or other contracts or agreements (other than bookings made in the ordinary course of business) related to any Hotel, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld or delayed (and will be deemed granted if not withheld in writing within five (5) business days after receipt by Buyer of a notice from Seller requesting such approval, provided that such notice shall so stipulate); provided, however, that it shall not in any event be deemed unreasonable for Buyer to withhold its approval of any FF&E Lease.

8.3 Third Party Consents. Prior to the Closing Date for any Hotel, Seller shall, at Seller’s expense, obtain any and all third party consents and approvals required in order to transfer such Hotel to Buyer, including, without limitation, all consents and approvals referred to on Exhibit E (collectively, the “Third Party Consents”).

8.4 [Intentionally Deleted].

8.5 Management Agreement. Seller is not yet a party to any management Agreement for any of the Hotels. At least three (3) months prior to the anticipated opening for each Hotel, in consultation with Buyer and on terms reasonably acceptable to Seller and Buyer, Seller will enter into a management agreement (a “Management Agreement”) with respect to such Hotel with a manager reasonably acceptable to Seller and Buyer (a “Manager”), and Seller shall thereafter cause such Manager to engage in the pre-opening activities that are envisioned by such Management Agreement (the budget for which shall be no more than $175,000 per Hotel). Each Management Agreement shall be assignable to Buyer at Closing and assumed by Buyer at Closing.

8.6 Seller shall cause the Manager to employ sufficient personnel to staff each Hotel when and as reasonably required so that the Hotel shall be open or ready to open as of the date of the Closing for such Hotel.

8.7 Liquor Licenses. Seller represents, warrants and covenants that no liquor or alcoholic beverages are sold, and none will be sold, at any of the Hotels prior to Closing. Seller agrees to assist Buyer and/or the Manager on Buyer’s behalf in obtaining liquor licenses and alcoholic beverage licenses necessary or desirable in connection with the operation of any restaurants, bars and lounges located within each Hotel (the “Liquor Licenses”) in the event Buyer or Manager wishes to apply for any such Liquor Licenses.

8.8 Access to Financial Information. Buyer’s representatives shall have access to all financial and other information relating to the Property to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotels.

8.9 Sales Tax. At Buyer’s risk and expense, Buyer shall take all steps reasonably necessary to comply with the requirements of a transferee under all bulk and sale transfer laws applicable to the transactions contemplated by this Option Contract. Buyer shall be responsible for paying any bulk sales tax, which may be imposed on the transaction. Seller shall be responsible for paying any outstanding sales tax related to its operating of the Hotel.

8.10 Indemnification. If the transactions contemplated by this Option Contract are consummated as provided herein, with respect to any Hotel Property sold by Seller to Buyer:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(ii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract; and

(iii) the ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to any of the following and not attributable to any breach by Seller of any representation, warranty or covenant of Seller in this Option Contract:

(i) any claim made or asserted against Seller by a creditor of Buyer, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(iii) the conduct and operation by Buyer of its business at each Hotel purchased by Buyer from and after it assumes management of the Hotel and from and after the Closing.

(iv) the acts, omissions and conduct of it, its Manager, or its employees from the time Buyer and/or Manager assume management of the Hotel.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.10, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of its continuing business, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.11 Survival of Covenants. Unless waived or terminated as provided herein, all of the covenants and agreements made by Seller and Buyer in this Option Contract and in the Schedules and Exhibits hereto shall be continuing and shall survive Closing on the applicable Hotel Property, notwithstanding any investigation at any time made by or on behalf of any party, and shall terminate with respect to each Hotel Property acquired by Buyer twelve (12) months after Closing on such Hotel Property.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to elect not to exercise the Option, the duties and obligations of Buyer to proceed to Closing on each Hotel Property under the terms and provisions of this Option Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Option Contract, each of which shall be deemed material to this Option Contract. Unless waived in writing by Buyer, the following shall be pre-conditions to the Closing for each Hotel Property:

(a) All of Seller’s representations and warranties contained in or made pursuant to this Option Contract shall be true and correct in all material respects as if made again on each Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Option Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Seller shall have provided to Buyer C/O’s and other Evidence of Final Completion for the applicable Hotel.

(e) At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the applicable Hotel Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price for such Hotel Property.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Option Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Option Contract. Unless waived in writing by Seller, the following shall be pre-conditions to the Closing for each Hotel Property:

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Option Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Option Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing; Construction Completion. In the event the Option is exercised by Buyer each Hotel Property shall be sold by Seller and purchased by Buyer when the applicable Hotel is Finally Completed (the “Final Completion Date”), provided such date is no earlier than the Outside Exercise Date unless Buyer, at its sole election, decides to close before such date. Unless otherwise agreed by Buyer and Seller in writing, Closing on each of the Hotel Properties shall occur on the date after the Seller receives a C/O sufficient to permit such Hotel to open for business to the public, provided that all conditions to Closing by Buyer hereunder have been satisfied. If the C/O is a temporary C/O, Seller shall take all steps necessary at Seller’s expense to obtain a permanent C/O as expeditiously as possible but such temporary C/O shall not delay the Closing so long as the Hotel can open for business to the public. If Buyer is unable to close on the Final Completion Date, Buyer shall have the right to extend the Closing to a date which is no more than thirty (30) days after the Final Completion Date. Buyer shall exercise such right by notifying Seller in writing of its desire to extend the Closing Date and the intended date for closing. Such notice shall be sent at least ten (10) days prior to the Final Completion Date. If Buyer elects to extend the Closing Date, Seller shall be entitled to open and operate the Hotel until the extended Closing Date. The new Closing Date shall be time of the essence and may only be extended further with Seller’s consent.

The date on which the Closing on any of the Hotel Properties is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date”. The Closing shall be held at the offices of the Title Company or in escrow, or as otherwise determined by Buyer and Seller.

10.2 Seller’s Deliveries. At each Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to Closing).

(a) Deed. A Special Warranty Deed or Bargain and Sale Deed with covenants against grantor’s acts in the form attached as Exhibit G, conveying to Buyer fee simple title to the Real Property constituting part of the applicable Hotel Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of Sale, in the form attached hereto as Exhibit H, to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property constituting part of the applicable Hotel Property.

(c) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit D hereto applicable to each Hotel (the “Hotel Contracts”). The Assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Construction Contracts, Plans and Specs and all other intangible Personal Property applicable to the applicable Hotel.

(d) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(e) Title Company Documents. All affidavits, gap indemnity agreements (if required by the Title Company) and other documents reasonably required by the Title Company.

(f) Completion. Evidence of Completion as specified in Section 7.1 (e) (i) and a C/O for the applicable Hotel together with any required affidavits and other documentation necessary to support the Evidence of Final Completion.

(g) Authority Documents. Copies of resolutions, certified by an officer of the managing member of Seller and BRG addressed to Buyer and the Title Company authorizing the sale of each Hotel Property contemplated by this Option Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which each Hotel Property is located.

(h) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which each Hotel Property is located, to effectuate the conveyance of property similar to the related Hotel Property, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to such Hotel Property and Seller will no longer have any rights, titles, or interests in and to such Hotel Property, except for liabilities retained by Seller as contemplated by this Contract.

(i) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Construction Contracts, Plans and Specs, all keys for each Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for each Hotel.

(j) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of each Hotel Property, Buyer shall deliver the following

(a) The balance of the Purchase Price for such Hotel Property.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the applicable Hotel Property as contemplated by this Option Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Option Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the applicable Hotel Property is located, to effectuate the conveyance of property similar to such Hotel Property, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to such Hotel Property and Seller will no longer have any rights, titles, or interests in and to the applicable Hotel Property, except for liabilities retained by Seller as contemplated by this Option Contract.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Buyer’s Costs. In connection with the sale of the Property contemplated under this Option Contract, Buyer and Seller shall each be responsible for one-half of all transfer and recordation taxes including, without limitation, all transfer, sales or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property being conveyed pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12. Buyer shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Except as set forth in Section 11.2, Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV, the per page recording charges for the Deed (if applicable) and costs (if any) expressly provided as being paid by Buyer pursuant to Article V of this Contract.

11.2 Seller’s Costs. In connection with the purchase of an Hotel Property contemplated under this Contract, Seller shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives and all accrued taxes of Seller prior to Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall also be responsible for amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Hotel Property being conveyed. Notwithstanding Section 11.1 hereof, Buyer shall not bear the cost of any environmental report, title commitment or policy or survey that shall have been prepared for Seller.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing on each Hotel Property, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at such Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon each Hotel Property, levied, assessed or pending for the calendar year in which the Closing on each Hotel Property occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the related Hotel for the calendar year in which such Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of such Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel contracts applicable to each Hotel Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All operating accounts, petty cash, cash in cash registers up to $3,000.00, and cash in vending machines of the Seller as of the Cutoff Time shall remain the property of Seller. At Buyer’s election, Buyer shall give Seller a credit for any or all such items other than funds deposited in a bank account, in which event such credited items shall become the property of Buyer. All FF&E and other reserve accounts (if any) shall become the property of Buyer without charge to Buyer.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel Property being conveyed who have not checked out and were occupying rooms as of the Cutoff Time (the “Guest Ledger”), shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. Subject to (e), (f) and (g) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller. Seller shall be given a credit at Closing for such amounts.

(i) Accounts Payable. Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the applicable Hotel Property for the periods prior to the Closing Date shall be allocated to Seller and promptly paid by or for the account of Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefore, except as expressly assumed by Buyer pursuant to this Option Contract. Invoices received by Seller in the ordinary course of business prior to Closing shall be paid by or for the account of Seller at or prior to Closing and evidence thereof shall be provided to Buyer.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel Property being conveyed (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall be credited to the account of Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of such Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing of each Hotel Property to make a final determination of the allocations and prorations required under this Option Contract within sixty (60) days after the Closing Date for each Hotel Property. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing on each Hotel Property.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of each Hotel Property to Buyer in accordance with this Option Contract, all risk of loss to such Hotel Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to an Hotel shall occur prior to the Closing Date for such Hotel as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting an Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Termination Right. If, prior to Closing and the delivery of possession of an Hotel Property to Buyer in accordance with this Option Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the related Hotel or (b) there is any substantial casualty loss or damage to the related Hotel, Buyer or Seller shall have the option to terminate this Option Contract as to the affected Hotel Property or, at Buyer’s election, terminate this Option Contract as to all of the Property not purchased by Buyer, provided the party delivers written notice to the other party of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event the Deposit (if Buyer elects to terminate this Option Contract as to the Property) or the pro rata portion thereof allocable to the affected Hotel Property (if Seller or Buyer elects to terminate only as to the affected Hotel Property) and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Option Contract with respect to the affected Hotel Property unless Buyer elects to terminate this Option Contract in its entirety, in which event Seller and Buyer shall have no obligation or liability under this Option Contract with respect to any Property. In the context of condemnation, “substantial” shall mean condemnation of such portion of an Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Million and No/100 Dollars ($1,000,000.00) in value.

13.3 Procedure for Closing. If neither party has timely elected to terminate this Option Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. In the event that Buyer shall have exercised the Option with respect to a Hotel but wrongfully fails to close with respect to such Hotel on the Closing Date therefor (as such Closing Date may be extended in accordance with Section 10.1 hereof), then, at Seller’s election, to be exercised by written notice to Buyer:

(a) Buyer shall be deemed to have forfeited any right to purchase such Hotel and any other Hotels not theretofore purchased by Buyer under this Option Contract, and this Contract shall be deemed terminated (and the Option shall be null and void) with respect to such Hotels;

(b) Seller shall have no further obligation to Buyer under this Contract except with respect to any portion of the Property that shall theretofore already have been purchased by Buyer; and

(c) the Escrow Agent shall immediately release to Seller the then remaining Deposit, including any interest earned thereon.

14.2 Seller Default. If Seller defaults under this Option Contract after the Option is exercised and such default continues for ten (10) days following written notice from Buyer, Buyer may elect as Buyer’s sole and exclusive remedy, to either (a) terminate this Option Contract as to the Property or, at Buyer’s election, the affected Hotel Property, by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Deposit, or pro rata portion thereof allocable to the affected Hotel Property, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Option Contract or the affected Hotel Property, as applicable, except as otherwise expressly provided herein or (b) treat this Option Contract as if it continues in full force and effect and seek specific performance as to the Hotel and any remaining Hotels.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Option Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Orange Hospitality, Inc. C/O Coqui Capital Partners, L.P. 1775 Broadway, Suite 604 New York, NY 10019 Attention: Jeffrey Davidson

with a copy to:	Arent Fox PLLC 1675 Broadway, 25th Floor New York, NY 10019-5820 Attention: Jeffrey Rosen, Esq.

If to Seller or BRG:

Briad Lodging Group Hartford, L.L.C.

Briad Lodging Group Rocky Hill, L.L.C.

Briad Lodging Group Somerset, L.L.C.

Briad Lodging Group Wallingford, L.L.C.

Briad Lodging Group Mt. Olive, L.L.C.

Briad Restaurant Group, L.L.C.

30A Vreeland Road

Florham Park, New Jersey 07932

Attention: Brad Honigfeld, President

Fax No.: 973-822-4511

with a copy to:	Briad Development West, L.L.C. 30A Vreeland Road Florham Park, New Jersey 07932 Attention: Marlene Laveman, Esq. Fax No.: 973-473-0842

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Option Contract.

16.2 Binding Effect; Assignment. This Option Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Option Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Option Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of New Jersey (without regard to conflicts of laws principles).

16.5 Captions. The captions used in this Option Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Option Contract.

16.6 Confidentiality. Except as otherwise required by law (including, without limitation, laws and regulations and Securities disclosures applicable to Buyer or its affiliates who may be publicly registered companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Option Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s counsel, consultants and agents and except as necessitated by Buyer’s due diligence examination and/or shadow management or in order or obtain financing, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing on each Hotel Property, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Option Contract.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Option Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Option Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Option Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Option Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Option Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Option Contract.

16.10 Interpretation. For purposes of construing the provisions of this Option Contract, the singular shall be deemed to include the plural and viceversa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Business Day. “Business day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of New Jersey.

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Like-Kind Exchange. Seller intends to exchange the Property for like-kind property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).

(a) Seller may assign its interest in this Contract to a “qualified intermediary” within the meaning of Section 1.1031(k)-1(g) (4) (iii) of the income tax regulations promulgated under the Code (“Intermediary”). However, notwithstanding any such assignment and exchange, Seller shall remain fully liable for its obligations hereunder. In the event of such assignment, Buyer agrees, at no cost or liability to Buyer, to provide reasonable cooperation to Seller to complete such assignment and the exchange. Seller shall reimburse Buyer, upon demand, for any expense incurred by Buyer relating to any such assignment and exchange, and Buyer shall not be required to take title to any property other than the Property. No such assignment or exchange shall delay Closing, and the accomplishment of any such exchange shall not be a condition to Seller’s obligations under this Option Contract. Seller’s failure to locate an exchange property or exchange properties or to consummate an exchange for any reason shall not relieve Seller of any of its obligations under this Option Contract.

(b) Buyer assumes no responsibility for ensuring that the exchange transaction contemplated by this Section 16.14 will comply under Section 1031 of the Code or that Seller will receive the income tax treatment it desires as the result of any exchange transaction.

ARTICLE XVII

JOINDER BY BRG

BRG joins in this Option Contract and hereby covenants and agrees that BRG is and shall be jointly and severally liable with each Seller for the performance of all of Seller’s obligations and liabilities under this Option Contract, that survive Closing. Buyer shall not be required to pursue its rights or remedy, against Seller under this Option Contract first before resorting to BRG for payment or performance and BRG shall be entitled to assert as a defense to the enforceability of its covenants and agreements hereunder any defense of Seller with respect to any liabilities or obligations of Seller to Buyer. BRG further represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. BRG is a limited liability company duly formed, validly existing and in good standing in the State of New Jersey. BRG has obtained all necessary consents to enter into and perform this Option Contract and is fully authorized to enter into and perform this Option Contract and to complete the transactions contemplated by this Option Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by BRG of this Option Contract, except as set forth in Exhibit E, and this Option Contract is hereby binding and enforceable against BRG. Neither the execution nor the performance of, or compliance with, this Option Contract by BRG has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to BRG.

(b) Bankruptcy. Neither BRG nor any of its partners or members is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller and joined in by BRG.

SELLER: BRIAD LODGING GROUP WALLINGFORD, L.L.C., a New Jersey limited liability company

By:

Brad Honigfeld, Sole Member

BRIAD LODGING GROUP SOMERSET, L.L.C., a New Jersey limited liability company

By:

Brad Honigfeld, Sole Member

BRIAD LODGING GROUP MT. OLIVE, L.L.C., a New Jersey limited liability company

By:

Brad Honigfeld, Sole Member

BRIAD LODGING GROUP ROCKY HILL, L.L.C.

By:

Brad Honigfeld, Member

BRIAD LODGING GROUP HARTFORD, L.L.C.

By:

Brad Honigfeld, Member

BUYER: ORANGE HOSPITALITY, INC., a Maryland Corporation

By:

JOINDER: BRIAD RESTAURANT GROUP, L.L.C.

By:

Brad Honigfeld, Member

SCHEDULE 1

DESCRIPTION OF HOTELS

Hotel	Rooms	Other Improvements/ Amenities	Purchase Price	Seller Entity and TIN

Mt. Olive Residence Inn	123	88,301 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$15,170,000	Briad Lodging Group Mt. Olive, L.L.C. Tax Iden. #

Wallingford Homewood Suite	104	76,212 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$11,170,000	Briad Lodging Group Wallingford, L.L.C. Tax Iden. # 22-3802311

Franklin Homewood Suite	123	87,421 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$14,410,000	Briad Lodging Group Somerset, L.L.C. Tax Iden. #51-0438910

Rocky Hill Residence Inn	96	71,605 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$11,700,000	Briad Lodging Group Rocky Hill, L.L.C. Tax Iden. # 73-1684374

*Farmington Courtyard	119	76,212 sq., ft, aggregate meeting room space; indoor swimming pool, restaurant and lounge, exercise room, spa, business center	$13,550,000	Briad Lodging Group Hartford, L.L.C. Tax Iden. #

*	Notwithstanding anything to the contrary contained in the Contract, Seller has reserved the right to reduce the room count to no less than 100 rooms. For each room less than 119, the purchase price for the Farmington Courtyard and the Purchase Price shall be reduced by $114,000.00 per room.

SCHEDULE 2

DESCRIPTION OF LICENSE AGREEMENTS

Schedule 2-1

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT A-1:         Description of Wallingford Property

EXHIBIT A-2:         Description of Somerset Property

EXHIBIT A-3:         Description of Mt. Olive Property

EXHIBIT A-4:         Description of Rocky Hill Property

EXHIBIT A-5:         Description of Hartford Property

A-1

EXHIBIT B

[Intentionally Deleted]

B-1

EXHIBIT C

ESCROW AGREEMENT

[To be inserted]

C-1

EXHIBIT D

[Intentionally Deleted]

C-2

EXHIBIT E

CONSENTS AND APPROVALS

EXHIBIT E-1:	Wallingford Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-2:	Somerset Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-3:	Mt. Olive Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-4:	Rocky Hill Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-5:	Hartford Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

E-1

EXHIBIT F

ENVIRONMENTAL REPORTS

EXHIBIT F-1: Wallingford Hotel Environmental Reports

EXHIBIT F-2: Somerset Hotel Environmental Reports

EXHIBIT F-3: Mt. Olive Hotel Environmental Reports

EXHIBIT F-4: Rocky Hill Hotel Environmental Reports

EXHIBIT F-5: Hartford Hotel Environmental Reports

F-1

EXHIBIT G

FORM OF DEED

FORM OF DEED TO BE AGREED UPON BY BUYER AND SELLER

DURING REVIEW PERIOD.

G-1

EXHIBIT H

FORM OF BILL OF SALE

FORM OF BILL OF SALE TO BE AGREED UPON BY BUYER AND SELLER

DURING REVIEW PERIOD.

H-1